Exhibit 3.1

FIFTH RESTATED

CERTIFICATE OF INCORPORATION

OF

ENERSYS

_________________________

EnerSys, a Delaware corporation (the “Corporation”), hereby certifies as follows:

A.    The name of the Corporation is EnerSys.  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 13, 2000.  The name under which the Corporation was originally incorporated was Yuasa Holdings Inc.  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 17, 2000.  A Second Restated Certificate of Incorporation and a Third Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on November 8, 2000.  The Certificate of Incorporation was further amended on January 30, 2001.  A Fourth Restated Certificate of Incorporation was filed on March 22, 2002 and was amended on March 15, 2004.

B.    This Fifth Restated Certificate of Incorporation amends and restates the provisions of the Fourth Restated Certificate of Incorporation of the Corporation and was duly adopted by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  Notice of such adoption has been given to the stockholders of the Corporation as provided in Section 228 of the DGCL.

C.    The text of the Fourth Restated Certificate of Incorporation, and all previously filed amendments thereto, is hereby amended and restated in its entirety to read as follows:

“ARTICLE I

Name

SECTION 1.1.     Name.  The name of the Corporation is EnerSys.

ARTICLE II

Office and Registered Agent

SECTION 2.1.     Office and Registered Agent.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

SECTION 3.1.     Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capitalization

SECTION 4.1.     Authorized Capital.  (a)  The total number of shares of capital stock that the Corporation shall have the authority to issue is 136,000,000 shares, consisting of 135,000,000 shares of common stock, par value $0.01 per share (the “common stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

(b)           Reclassification.  Upon the effectiveness of Section 4.1(b) of the Fifth Restated Certificate of Incorporation, a reclassification of the Corporation’s capital stock shall become effective, pursuant to which each outstanding share of the Class A Common Stock shall be reclassified as and converted into 28.5 shares of common stock, and all outstanding shares of Class A Common Stock shall thereupon be redesignated as, and converted into, shares of common stock (the “Reclassification”).  No fractional shares of common stock shall be issued as a result of the reclassification and any fractional shares that would otherwise be issuable upon such redesignation and conversion shall, without further action, be canceled.

SECTION 4.2.     Common Stock.  (a)  Identical Rights and Privileges; No Preemptive Rights.  Except as otherwise expressly provided in this Certificate of Incorporation, all outstanding shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges.  The holders of shares of common stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

(b)           Dividends and Distributions.  When, as and if dividends or distributions are declared on outstanding shares of common stock, whether payable in cash, in property or in securities of the Corporation (other than shares of common stock), the holders of outstanding shares of common stock shall be entitled to share equally, share for share, in such dividends and distributions.  If dividends or distributions are declared on outstanding shares of common stock that are payable in shares of, or in subscription or other rights to acquire shares of, common stock, such dividends shall be declared at the same rate on the outstanding shares of common stock.

(c)           Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of common stock and shall be entitled to share equally, share for share, in the assets of the Corporation to be distributed among the holders of shares of the common stock.

(d)           Voting.  The holders of outstanding shares of common stock shall have the right to vote on the election and removal of the directors of the Corporation and on all other matters to be voted on by the stockholders of the Corporation.

(e)           Procedures at Meetings.  At every meeting with respect to matters on which the holders of outstanding shares of common stock are entitled to vote, the holders of outstanding shares of common stock shall be entitled to one vote per share.

SECTION 4.3.     Preferred Stock.  (a)  Shares of the preferred stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof.  Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such other relative rights, powers and preferences, including, without limitation, the dividend rate, conversion rights, if any, redemption price and liquidation preference, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant  to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

ARTICLE V

Indemnification

SECTION 5.1.     Indemnification.  (a)  The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           The Corporation may, to the fullest extent permitted by the DGCL, advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys’ fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article V or otherwise.  The Corporation by provision in its Bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

(d)           The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(e)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the DGCL.

(f)            For purposes of this Article V, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(g)           For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation”, as referred to in this Article V.

(h)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VI

Liability of a Director

SECTION 6.1.     Director Liability.  (a)  To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

(b)           Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

Management of the Affairs of the Corporation

SECTION 7.1.     Management of the Affairs of the Corporation.  (a)  The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation or by the Bylaws of the Corporation.

(b)        Election of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

(c)         The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(i)            In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the DGCL or this Certificate of Incorporation.  The affirmative vote of holders of at least 66-2/3% of the outstanding shares of the Corporation then entitled to vote generally in the election of directors shall be required in order for the stockholders of the Corporation to make, repeal, alter, amend or rescind any of the Bylaws of the Corporation.

(ii)           The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The term of the initial Class I directors shall terminate on the date of the 2005 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2006 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting of stockholders.  At each annual meeting of stockholders beginning in 2005, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The term of a director elected by stockholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred.  Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.3 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 7.1(c), unless expressly provided by such terms.

(iii)          Except as otherwise provided in the 2004 Securityholder Agreement dated as of the date of the prospectus for the Corporation’s initial public offering, among the Corporation and the other parties signatory thereto, any or all of the directors of the Corporation may be removed from office at any time by the stockholders of the Corporation, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.

(iv)          Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the DGCL.

(v)           Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or the Chairman of the Board of Directors.  Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

(vi)          Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of the Corporation.

SECTION 7.2.     Books and Records.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

Private Property

SECTION 8.1.     Private Property.  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IX

Amendments

SECTION 9.1.     Amendment of Certificate of Incorporation.  Anything in this Certificate of Incorporation to the contrary notwithstanding, the affirmative vote of holders of at least 66-2/3% of the outstanding shares of common stock shall be required to amend, adopt or repeal any provision contained in this Certificate of Incorporation.

This Fifth Restated Certificate of Incorporation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware, except as follows:  (a) the deletion of Section 4.3 (and related definitions), and the amendment and restatement of Article IX, of the

Fourth Restated Certificate of Incorporation shall become effective upon the conversion of all the outstanding Series A Convertible Preferred Stock in accordance with the terms of such Section 4.3, and (b) in the event that the Corporation’s initial public offering shall be abandoned by the Board of Directors, upon such abandonment, this Fifth Restated Certificate of Incorporation shall be abandoned and the Fourth Restated Certificate of Incorporation shall thereafter be and remain in effect in its entirety.”

IN WITNESS WHEREOF, ENERSYS has caused this certificate to be signed by John D. Craig, its Chief Executive Officer, and attested by Richard W. Zuidema, its Secretary, this ____ day of July, 2004.

ENERSYS

By:
Name: John D. Craig
Title: Chief Executive Officer
Attest:

Name: Richard W. Zuidema
Title: Secretary